Exhibit 4.30

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) has been executed by the purchaser set forth on the signature page hereof (the “Purchaser”) in connection with the private placement offering (the “Offering”) by P.V. Nano Cell Ltd., a company formed under the laws of the State of Israel (the “Company”).

R E C I T A L S

A. The Company is offering to qualified accredited investors shares of its ordinary shares (the “Offering”) where each ordinary share par value NIS .01 per share (the “Ordinary Shares”) where each Ordinary Share is being offered at price per share of $ 0.07 (the “Purchase Price”).

B. The Securities (as defined below) subscribed for pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, the Israeli Securities Law - 1968, or of other similar securities law of another jurisdiction (collectively, the “Securities Act”). The Offering is being made on a reasonable best efforts basis to “accredited investors,” as defined in Regulation D under the Securities Act in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and to investors in an offshore transaction exempt from registration under the Securities Act.

AGREEMENT

The Company and the Purchaser hereby agree as follows:

1. Subscription.

1.1 Purchase and Sale of the Securities.

(a) Subject to the terms and conditions of this Agreement, the undersigned Purchaser agrees to purchase, and the Company agrees to sell and issue to such Purchaser, that number of Ordinary Shares set forth on such Purchaser’s Signature Page attached hereto at the Purchase Price, for a total aggregate Purchase Price as set forth on such Omnibus Signature Page.

(b) This Agreement is one of a series of subscription agreements issued (and to be issued) by the Company to purchasers of Ordinary Shares in connection with the Offering with the same terms and conditions for a maximum offering amount of $5 million to be followed by an additional offering of maximum of $3 million (each, a “Subscription Agreement”, and collectively, the “Subscription Agreements”).

1.2 Subscription Procedure; Closing.

(a) Closing. Subject to the terms and conditions of this Agreement, the initial closing of the Ordinary Share shall take place remotely via the exchange of documents and signatures or at such other time and place as fixed by the Company (as defined in Section 2) (the “Closing”).

(b) Subscription Procedure. To complete a subscription for the Ordinary Share, the Purchaser must fully comply with the subscription procedure provided in paragraphs a. and b of this Section on or before the applicable Closing:

(i) Subscription Documents. At or before the Closing, the Purchaser shall review, complete and execute the Signature Page to this Agreement, Investor Profile, Anti-Money Laundering Form and Investor Certification, attached hereto following the Omnibus Signature Page (collectively, the “Subscription Documents”), if applicable, additional forms and questionnaires distributed to the Purchaser and deliver the Subscription Documents and such additional forms and questionnaires to the party indicated thereon at the address set forth on the signature page below. Executed documents may be delivered to such party by facsimile or .pdf sent by electronic mail (e-mail).

(ii) Purchase Price. The Purchaser shall deliver to the Company the full Purchase Price by wire transfer of immediately available funds within three business days from the delivery by the Company to the Purchaser by email of the Company’s certification that the Company has received legally binding subscription agreements for an aggregate amount of $5 million in the Offering on the same terms and conditions contained herein.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the Closing, the following:

a. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company taken as a whole (a “Material Adverse Effect”).

b. Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement (the “Transaction Documents”) and to issue the Ordinary Shares (collectively, the “Securities”), in accordance with the terms hereof and thereof; (ii) the execution and delivery by the Company of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities, have been, or will be at the time of execution of such Transaction Document by the Company, duly authorized by the Company’s Board of Directors, and no further consent or authorization is, or will be at the time of execution of such Transaction Document, required by the Company, its Board of Directors or its stockholders; (iii) each of the Transaction Documents will be duly executed and delivered by the Company; and (iv) the Transaction Documents when executed will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and, with respect to any rights to indemnity or contribution contained in the Transaction Documents, as such rights may be limited by state or federal laws or public policy underlying such laws.

c. Issuance of Securities. The Securities that are being issued to the Purchaser hereunder, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid and non-assessable, and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.

d. No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby including issuance and sale of the Securities in accordance with this Agreement will not (i) result in a violation of the Memorandum or the Articles of Association (or equivalent constitutive document) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the is a party, except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, except for those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company is not in violation of or in default under, any provision of its Memorandum or Articles of Association. The Company is not in violation or breach of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary, except for any violations, breaches or defaults which would not reasonably be expected to have, individually or on the aggregate, a Material Adverse Effect. Neither the execution and delivery by the Company of the Transaction Documents, nor the consummation by the Company of the transactions contemplated hereby or thereby, will require any notice, consent or waiver under any contract or instrument to which the Company or any subsidiary is a party or by which the Company is bound or to which any of their assets is subject, except for any notices, consents or waivers the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

e. Absence of Litigation. There is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective officers or directors, (i) which, together with all other Actions, would be reasonably likely to adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the other Transaction Documents, or (ii) which, together with all other Actions, would be reasonably likely to have a Material Adverse Effect. For the purpose of this Agreement, the knowledge of the Company means the knowledge of the officers of the Company (both actual or knowledge that they would have had upon reasonable inquiry of the personnel responsible for the applicable subject matter).

f. Use of Proceeds. The Company presently intends to use the net proceeds from the Offering to fund continuing design and development of its product line, regulatory approval process, production and marketing as well for working capital and other general corporate purposes.

g. All of the information concerning the Company set forth herein, and any other information furnished by the Company in writing to the Purchaser for use in connection with the transactions contemplated by this Agreement, is true, correct and complete in all material respects as of the date of this Agreement, and, if there should be any material change in such information prior to the Purchaser’s purchase of the Securities, the Company will promptly furnish revised or corrected information to the Purchaser.

3. Representations, Warranties and Agreements of the Purchaser. The Purchaser, severally and not jointly with any other Purchaser, represents and warrants to, and agrees with, the Company the following:

a. The Purchaser has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and has carefully reviewed and understands the risks of, and other considerations relating to, the purchase of Securities and the tax consequences of the investment, and has the ability to bear the economic risks of the investment. The Purchaser can afford the loss of his, her or its entire investment.

b. The Purchaser is acquiring the Securities for investment for his, her or its own account and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands and acknowledges that the Offering and sale of the Securities have not been registered under the Securities Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Purchaser further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Securities. Subject to the provisions of Section 5 below, the Purchaser understands and acknowledges that the Offering of the Securities will not be registered under the Securities Act nor under the state securities laws on the ground that the sale of the Securities to the Purchaser as provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act, for the reason(s) specified on the Accredited Investor Certification as completed by Purchaser, and Purchaser shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Purchaser resides in the jurisdiction set forth on the Purchaser’s Omnibus Signature Page affixed hereto. The Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

c. The Purchaser (i) if a natural person, represents that he or she is the greater of (A) 21 years of age or (B) the age of legal majority in his or her jurisdiction of residence, and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Securities, such entity is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Securities, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Agreement in a representative or fiduciary capacity, represents that he, she or it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Agreement and make an investment in the Company, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound.

d. The Purchaser understands that the Securities are being offered and sold to him, her or it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such securities. The Purchaser further acknowledges and understands that the Company is relying on the representations and warranties made by the Purchaser hereunder and that such representations and warranties are a material inducement to the Company to sell the Securities to the Purchaser. The Purchaser further acknowledges that without such representations and warranties of the Purchaser made hereunder, the Company would not enter into this Agreement with the Purchaser.

e. The Purchaser understands that no public market exists for the Company’s shares and that there can be no assurance that any public market for the shares will exist or continue to exist.

f. The Purchaser has received, reviewed and understood the information about the Company, and has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Purchaser understands that such discussions, were intended to describe the aspects of the Company’s business and prospects and the Offering which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control. The Purchaser acknowledges that he, she or it is not relying upon any person or entity, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision with respect to his, her or its acquisition of the Securities.

g. The Purchaser acknowledges that the Company is not acting as a financial advisor or fiduciary of the Purchaser (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and no investment advice has been given by the Company or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Purchaser further represents to the Company that the Purchaser’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Purchaser and the Purchaser’s representatives, as well as the provisions of the Transaction Documents.

h. As of the applicable Closing, all actions on the part of Purchaser, and its officers, directors and partners, if applicable, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder and thereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto and thereto, constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

i. Purchaser represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in the Purchaser, nor any person on whose behalf the Purchaser is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Purchaser”). The Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Purchaser consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about the Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. If the Purchaser is a financial institution that is subject to the USA Patriot Act, the Purchaser represents that it has met all of its obligations under the USA Patriot Act. The Purchaser acknowledges that if, following its investment in the Company, the Company reasonably determines that the Purchaser is a Prohibited Purchaser or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require the Purchaser to transfer the Securities. The Purchaser further acknowledges that neither the Purchaser nor any of the Purchaser’s Affiliates or agents will have any claim against the Company for any form of damages as a result of any of the foregoing actions.

j. If the Purchaser is Affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Purchaser represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated Affiliate.

k. The Purchaser or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

l. The Purchaser has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Securities and could afford complete loss of such investment.

m. The Purchaser is not subscribing for Securities as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Purchaser in connection with investments in securities generally.

n. The Purchaser acknowledges that no U.S. federal or state agency or any other government or governmental agency has passed upon the Securities or made any finding or determination as to the fairness, suitability or wisdom of any investments therein.

o. All of the information concerning the Purchaser set forth herein, and any other information furnished by the Purchaser in writing to the Company for use in connection with the transactions contemplated by this Agreement, is true, correct and complete in all material respects as of the date of this Agreement, and, if there should be any material change in such information prior to the Purchaser’s purchase of the Securities, the Purchaser will promptly furnish revised or corrected information to the Company.

p. The Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Transaction Documents. With respect to such matters, such Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Transaction Documents.

q. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Purchaser’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

r. The Purchaser has not acquired the Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of any of the Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Securities, provided, however, that the Purchaser may sell or otherwise dispose of any of the Securities pursuant to registration of any of the Securities pursuant to the 1933 Act and any applicable securities laws or under an exemption from such registration requirements

s. (For ERISA plans only) The fiduciary of the Employee Retirement Income Security Act of 1974 (“ERISA”) plan (the “Plan”) represents that such fiduciary has been informed of and understands the Company’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in the Company is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities. The Purchaser fiduciary or Plan (a) is responsible for the decision to invest in the Company; (b) is independent of the Company or any of its Affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Purchaser fiduciary or Plan has not relied primarily on any advice or recommendation of the Company or any of its Affiliates.

t. Neither the Purchaser nor, to the Purchaser’s knowledge, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act, and disclosed in writing in reasonable detail to the Company.

u. The Purchaser understands that there are substantial restrictions on the transferability of the Securities and that the certificates representing the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (3) SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

v. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on such Purchaser’s Omnibus Signature Page to this Agreement; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on such Purchaser’s Omnibus Signature Page to this Agreement.

4. Conditions to Closing.

The Company’s obligation to complete the sale and issuance of the of the Securities at the Closing shall be subject to the following conditions to the extent not waived by the Company:

a. Receipt of Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Ordinary Shares being purchased by such Purchaser at such Closing.

b. Representations and Warranties. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the applicable Closing date with the same force and effect as if they had been made on and as of said date.

c. Performance. The Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the applicable Closing.

d. Receipt of Executed Documents. The Purchaser shall have executed and delivered to the Company the Signature Page, the Purchaser Questionnaire.

e. Qualifications. All authorizations, approvals or permits, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of such Closing except for Blue Sky law permits and qualifications that may be properly obtained after such Closing.

The Purchaser’s obligation to purchase the Securities at the Closing shall be subject to the following conditions to the extent not waived by the Purchaser:

(i) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the applicable Closing date with the same force and effect as if they had been made on and as of said date.

(ii) Performance. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the applicable Closing.

(iii) Receipt of Executed Documents. The Company shall have executed and delivered to the Purchaser the Acceptance Page to this Subscription Agreement.

5. Registration. By no later than the sixtieth (60th) day following the filing by the Company with the SEC of its Annual Report on Form 20-F containing the Company audited financial statements for the year ended December 31, 2020, the Company shall file a registration statement under the Securities Act on From F-1 (or other appropriate form) covering the resale by the Purchaser of all Registrable Securities held by the Purchaser.

“Registrable Securities” shall mean (i) the Ordinary Share purchased by the Purchaser hereunder and (ii) the shares of Ordinary Shares issuable upon conversion of the convertible securities previously held by the Purchaser to the extent that such underlying shares are not resaleable under Rule 144.

The Company shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep such Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect.

6. Reserved.

7. Non-Revocability; Binding Effect. The subscription hereunder may not be revoked prior to the Closing thereon provided the Company countersigns this Subscription Agreement within three business days from its receipt thereof. The Purchaser hereby acknowledges and agrees that this Agreement shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, legal representatives and permitted assigns. For the purposes of this Agreement, “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

8. Miscellaneous.

a. Modification. This Agreement shall not be amended, modified or waived except by an instrument in writing signed by the Company and the Purchaser.

b. No Third-Party Beneficiary.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

c. Notices. Any notice, consents, waivers or other communication required or permitted to be given hereunder shall be in writing and will be deemed to have been delivered: (i) upon receipt, when personally delivered; (ii) upon receipt when sent by certified mail, return receipt requested, postage prepaid; (iii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (iv) when sent, if by e- mail, (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e- mail server that such e-mail could not be delivered to such recipient); or (v) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and email addresses for such communications shall be:

(a) if to the Company, at

P.V. Nano Cell Ltd.

8 Hamasger St., PO Box 236

Migdal Ha-Emek, 2310102, Israel

Email: info@pvnanocell.com

with copies (which shall not constitute notice) to:

Aboudi Legal Group PLLC

745 Fifth Avenue

New York, NY 10151

Attention: David Aboudi

E-mail: david@aboudilegal.com

(b) if to the Purchaser, at the address set forth on the Signature Page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

d. Assignability. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser, and the transfer or assignment of the Shares shall be made only in accordance with all applicable laws.

e. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without reference to the principles thereof relating to the conflict of laws. The parties hereby submit to the exclusive jurisdiction of the appropriate court in the Tel Aviv Jaffa District.

f. RESERVED

g. This Agreement, all exhibits, schedules and attachments hereto and thereto and any confidentiality agreement between the Purchaser and the Company, constitute the entire agreement between the Purchaser and the Company with respect to the Offering and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

h. If the Securities are certificated and any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, at the Purchaser’s expense the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Company’s transfer agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Company’s transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

i. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

j. This Agreement may be executed in one or more original or facsimile or by an e-mail which contains a portable document format (.pdf) file of an executed signature page counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument and which shall be enforceable against the parties actually executing such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in .pdf format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by e-mail of a document in pdf format shall be deemed to be their original signatures for all purposes.

k. Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

l. The Purchaser hereby agrees to furnish the Company such other information as the Company may reasonably request prior to the applicable Closing with respect to its subscription hereunder.

m. The representations and warranties of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of one (1) year from the date of the Initial Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

n. Public Disclosure. Neither the Purchaser nor any officer, manager, director, member, partner, stockholder, employee, Affiliate, Affiliated person or entity of the Purchaser shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the Company’s express prior approval (which may be withheld in the Company’s sole discretion), except to the extent such disclosure is required by law, request of the staff of the SEC or of any regulatory agency or principal trading market regulations.

o. Independent Nature of Each Purchaser’s Obligations and Rights. For avoidance of doubt, the obligations of the Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and the Purchaser shall not be responsible in any way for the performance of the obligations of any other Purchaser under any other Subscription Agreement. Nothing contained herein and no action taken by the Purchaser shall be deemed to constitute the Purchaser as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and any other Subscription Agreements. The Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature page follows.]

IN WITNESS WHEREOF, the Purchaser hereby irrevocably subscribes for and agrees to purchase from Securities in the amount set forth below as of the __ day of _____, 2022.

_____________	$ 0.07 =	$ ______

Number of Ordinary Shares	$ per Ordinary Share	Purchase Price

PURCHASER (individual)	PURCHASER (entity)

Signature	Name of Entity

By:
Print Name	Signature

Print Name:
Signature (if Joint Tenants or Tenants in Common)	Title:

Address of Principal Residence:	Address of Executive Offices:

Social Security Number(s):	IRS Tax Identification Number:

Telephone Number:	Telephone Number:

Facsimile Number:	Facsimile Number:

E-mail Address:	E-mail Address:

ACCEPTANCE

The Company hereby accepts the Subscription (as defined herein) on the terms and conditions contained in this private placement subscription agreement (this “Agreement”) as of the ___ day of _________, 2022 (the “Closing Date”).

P.V. NANO CELL LTD.

Per: ________________

       Authorized Signatory

P.V. NANO CELL LTD.

ACCREDITED INVESTOR CERTIFICATION

For Individual USA Investors Only

(all Individual Investors must INITIAL where appropriate):

Initial_______	I have a net worth of at least US$1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. (For purposes of calculating your net worth under this paragraph, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.)

Initial_______	I have had an annual gross income for the past two years of at least US$200,000 (or US$300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial_______	I am a director or executive officer of P.V. Nano Cell Ltd.

For Non-Individual Investors (Entities)
(all Non-Individual Investors must INITIAL where appropriate):

Initial_______	The investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above (in which case each such person must complete the Accreditor Investor Certification for Individuals above as well the remainder of this questionnaire).

Initial_______	The investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least US$5 million and was not formed for the purpose of investing the Company.

Initial_______	The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA § 3(21)) that is a bank, savings and loan association, insurance company or registered investment advisor.

Initial_______	The investor certifies that it is an employee benefit plan whose total assets exceed US$5,000,000 as of the date of this Agreement.

Initial_______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet at least one of the criteria for Individual Investors.

Initial_______	The investor certifies that it is a U.S. bank as defined in Section 3(a)(2) of the Securities Act, or any U.S. savings and loan association or other similar U.S. institution as defined in Section 3(a)(5) of the Securities Act acting in its individual or fiduciary capacity.

Initial_______	The undersigned certifies that it is a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

Initial_______	The investor certifies that it is an organization described in Section 501(c)(3) of the Internal Revenue Code with total assets exceeding US$5,000,000 and not formed for the specific purpose of investing in the Company.

Initial_______	The investor certifies that it is a trust with total assets of at least US$5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

Initial_______	The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of US$5,000,000.

Initial_______	The investor certifies that it is an insurance company as defined in Section 2(13) of the Securities Act of 1933, or a registered investment company.

Investor Profile

(Must be completed by Investor)

Section A - Personal Investor Information

Investor Name(s):

Individual executing Profile or Trustee:

Year of Birth:                                                                       Investment Experience (Years):

Home Street Address:

Home City, State & Zip Code:

Home Phone:                                                   Home Fax:                                                mail:

Employer:

Employer Street Address:

Employer City, State & Zip Code:

Bus. Phone:                                                         Bus.  Fax:                                                           Bus. Email:

Type of Business:

Outside Broker/Dealer:

Section B – Certificate Delivery Instructions

         Please deliver certificate to the Employer Address listed in Section A.

         Please deliver certificate to the Home Address listed in Section A.

         Please deliver certificate to the following address:

Section C – Form of Payment –Wire Transfer

         Wire funds from my outside account according to Section 2(b) of the Subscription Agreement.

         The funds for this investment are rolled over, tax deferred from                      within the allowed 60-day window.

Please check if you are a FINRA member or Affiliate of a FINRA member firm:

Investor Signature	Date

ANTI MONEY LAUNDERING REQUIREMENTS

The USA PATRIOT Act

The USA PATRIOT Act is designed to detect, deter, and punish terrorists in the United States and abroad. The Act imposes new anti-money laundering requirements on brokerage firms and financial institutions. Since April 24, 2002 all brokerage firms have been required to have new, comprehensive anti-money laundering programs.

To help you understand these efforts, we want to provide you with some information about money laundering and our steps to implement the USA PATRIOT Act.

What is money laundering?

Money laundering is the process of disguising illegally obtained money so that the funds appear to come from legitimate sources or activities. Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism.

How big is the problem and why is it important?

The use of the U.S. financial system by criminals to facilitate terrorism or other crimes could well taint our financial markets. According to the U.S. State Department, one recent estimate puts the amount of worldwide money laundering activity at $1 trillion a year.

What are we required to do to eliminate money laundering?

Under rules required by the USA PATRIOT Act, our anti-money laundering program must designate a special compliance officer, set up employee training, conduct independent audits, and establish policies and procedures to detect and report suspicious transaction and ensure compliance with such laws. As part of our required program, we may ask you to provide various identification documents or other information. Until you provide the information or documents we need, we may not be able to effect any transactions for you.

ANTI-MONEY LAUNDERING INFORMATION FORM

The following is required in accordance with the AML provision of the USA PATRIOT ACT.

(Please fill out and return with requested documentation.)

INVESTOR NAME:

LEGAL ADDRESS:

INVESTMENT OBJECTIVE:

FOR INVESTORS WHO ARE ENTITIES: TYPE OF BUSINESS:

IDENTIFICATION & DOCUMENTATION AND SOURCE OF FUNDS:

1.	Please submit a copy of non-expired identification for the authorized signatory(ies) on the investment documents, showing name, date of birth, address and signature. The address shown on the identification document MUST match the Investor’s address shown on the Investor Signature Page.

Current Driver’s License	or	Valid Passport	or	Identity Card

(Circle one or more)

2.	If the Investor is a corporation, limited liability company, trust or other type of entity, please submit the following requisite documents: (i) Certificate of Incorporation, By-Laws, Certificate of Formation, Operating Agreement, Trust or other similar documents for the type of entity; and (ii) Corporate Resolution or power of attorney or other similar document granting authority to signatory(ies) and designating that they are permitted to make the proposed investment.

3.	Please advise where the funds were derived from to make the proposed investment:

Investments	Savings	Proceeds of Sale	Other

(Circle one or more)

Signature:

Print Name:

Title (if applicable):

Date: